Exhibit 99.1

CARDIOVASCULAR SYSTEMS, INC. ANNOUNCES PARTNERSHIP WITH CHANSU VASCULAR TECHOLOGIES, LLC TO DEVELOP NEW DRUG-COATED BALLOON TECHNOLOGY

St. Paul, Minn. – February 1, 2021 – Cardiovascular Systems, Inc. (CSI®) (NASDAQ: CSII) announced today that it has partnered with Chansu Vascular Technologies, LLC (CVT) to develop novel peripheral and coronary everolimus drug-coated balloons (DCBs). This partnership brings together CSI’s leadership in the treatment of calcified arterial lesions with Dr. Philippe Marco, a pioneer in the successful development of several drug-coated devices..

DCBs are a widely accepted percutaneous interventional treatment option for femoro-popliteal lesions in patients with peripheral artery disease (PAD), and are increasingly recognized for their potential in complex coronary artery disease (CAD), including their use in in-stent restenosis, small vessels, and bifurcation lesions. In these applications, DCBs offer the potential for sustained anti-restenotic efficacy without the limitations of permanent implants. Everolimus, the active drug in CVT’s DCB formulation, acts as a cytostatic agent to reduce tissue hyperplasia and associated restenosis, and has a long history of safety and efficacy in coronary drug-eluting stent applications.

Philippe Marco, MD, founder of CVT said, “The CVT DCBs will be designed to capitalize on the proven long-standing anti-restenotic benefits of everolimus for the treatment of patients with cardiovascular lesions. This collaboration enables us to develop a new class of DCBs that we believe will improve patient outcomes.”

Ryan Egeland, MD, PhD, CSI’s Chief Medical Officer, said, “This partnership is consistent with our strategic vision to develop an innovative portfolio of new products. We believe these next generation DCBs will complement our current and growing portfolio of products for the treatment of complex coronary and peripheral disease. We are thrilled to be working with CVT in this partnership and are extremely confident that Dr. Marco and his team’s extensive past DCB experience will prove invaluable in developing these next generation DCBs.”

Under the terms of the agreements signed with CVT, CSI will provide milestone-based financing to CVT for the development of the DCBs. Under an acquisition option agreement, upon CVT’s completion of key technical and clinical milestones in the development program, CSI will have exclusive rights and obligations to acquire CVT, subject to the satisfaction of closing conditions set forth in the agreement.

About Chansu Vascular Technologies, LLC
Chansu Vascular Technologies (CVT) is a company with its principal office located in Sunnyvale, California. CVT was founded by Philippe Marco, MD, with the exclusive purpose to develop peripheral and coronary DCBs using everolimus. Dr. Marco is a 25-year medical technology veteran who has spent his entire career focused on cardiovascular device development. He was President and COO of Epix Therapeutics (acquired by Medtronic), and President and COO at CV Ingenuity (acquired by Covidien), where he was responsible for the development of the Stellarex™ DCB. Dr. Marco started working on drug delivery cardiovascular devices while in charge of Medical Affairs for Abbott Vascular where, following the Perclose Inc. acquisition, he led the franchise expansion into a diversified portfolio from closure devices to drug-coated coronary stents, embolic protection devices, and peripheral catheters and stents.

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s orbital atherectomy system treats calcified and fibrotic plaque in arterial vessels throughout the leg and heart and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. For additional information, please visit www.csi360.com and connect on Twitter @csi360.

Safe Harbor Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) the development of new DCBs; (ii) the benefits of DCBs and everolimus; (iii) the ability of CVT, Dr. Marco and his team to successfully develop the DCBs; (iv) future milestone-based financing in CVT; (v) the future impact of adding DCBs to CSI’s portfolio; and (vi) the potential acquisition of CVT by CSI, are forward-looking statements. These statements involve risks and uncertainties that could cause results to differ materially from those projected, including, but not limited to, the ability of CSI and CVT to collaborate on the development of new DCBs; the ability of CVT to meet development milestones; satisfaction of the conditions to CSI’s additional financing obligations; satisfaction of milestones and conditions to CSI’s rights and obligations to acquire CVT; technical challenges; regulatory developments; clinical trial requirements and results; FDA clearances and approvals; the experience of physicians regarding the effectiveness and reliability of products sold by CSI; the reluctance of physicians, hospitals and other organizations to accept new products; the impact of competitive products and pricing; general economic conditions; and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

CSI is a registered trademark of Cardiovascular Systems, Inc. All other trademarks cited herein are owned by their respective owners.

Contact:
Cardiovascular Systems, Inc.
Jack Nielsen
(651) 202-4919
j.nielsen@csi360.com

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